Exhibit 23.3

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

September 18, 2025

Board of Directors

Pioneer Federal Savings and Loan Association

202 North Main Street

Deer Lodge, Montana 59722

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in (i) the Application for Conversion to be filed by Peoples Federal Savings and Loan Association, (ii) the Registration Statement on Form S-1 to be filed by PSB Financial, Inc., and (iii) any amendments to such filings. We also hereby consent to the inclusion of, summary of, and references to our Conversion Valuation Appraisal and any Conversion Valuation Appraisal Updates and our opinion concerning subscription rights in such filings and amendments, including the prospectus of PSB Financial, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

Feldman Financial Advisors, Inc.